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                       [BACKWEB TECHNOLOGIES LETTERHEAD]


                                                                   EXHIBIT 10.20

                              BackWeb Confidential

                                                                    July 3, 2002

MICHAEL A. MORGAN
230 South Peter Drive
Campbell CA 95008

Dear Mike,

On behalf of BackWeb Technologies (the "Company"), we are delighted to present to you an offer for the position of Chief Financial Officer. In this position, you will report to the Chief Executive Officer and is anticipated that your start date shall be on or before August 20, 2002.


Current Compensation
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Your initial salary will be $7,916.66 twice a month (equivalent to $190,000 on an annual basis) less all required withholding taxes and Social Security. In addition, you will receive an annual bonus of $80,000 (less all required withholding taxes and Social Security) provided that you will meet 100% of your plan. The 2002 bonus will be constructed: 50% MBO and 50% according to corporate goals.
The bonus allocation will be modified from year to year based on company needs. The bonus will be paid at the end of the fiscal year.

In addition, you will also receive a competitive benefit package that will include a vacation package, medical plan, dental plan, vision plan, life insurance, long term disability insurance and 401k (non-matching).

Subject to the terms of this letter, BackWeb Technologies may modify compensation and benefits from time to time, as it deems necessary.


Stock Option
------------

BackWeb Technologies is also very pleased to offer you employee stock options under the terms of our employee Stock Option Plan. Your options, subject to approval by the Board of Directors, will be for 250,000 shares.


So long as you are employed by the company, the options will vest at a rate of 25% on the first anniversary of your employment date, and month to month thereafter for a period of 3 years.
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In the event the company is acquired by merger, consolidation, or assets sell and a comparable position is not available to you in the new combined company, the initial cliff term will be waived and all of your options will be vested at the time of the closing. The remainder of your non-vested options provided in this offer will be automatically vested at the time of the closing.

Your option package and all of its terms require approval of the BackWeb board.


Vacation Days
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You will be entitled to 17 vacation days per one year of service. You will also be entitled to all local holidays per the Company policy.


Proprietary Information
-----------------------

BackWeb Technologies is very impressed with the experience and skills that you will bring to us and hope you will seriously consider this offer. Should you accept this offer, you will also be asked to review and to sign our standard Proprietary Information and Inventions Agreement.

We are looking forward to a long and mutually beneficial relationship.


                                    Sincerely,

                                    Eli Barkat
                                    Chief Executive Officer

I understand the above and accept this offer of employment in accordance with the above terms.

By:  /s/ MICHAEL A. MORGAN
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     Mike Morgan

     7/12/02
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     Date